Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

For Immediate Release

Conifer Holdings Appoints Reinsurance Industry Veteran

Timothy Lamothe to its Board of Directors

Birmingham, MI, August 25, 2020 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today the appointment of Timothy M. Lamothe to its Board of Directors, where he will initially serve on the Company’s Nominating and Corporate Governance Committee. Conifer’s Board of Directors remains at nine members, as the addition of Mr. Lamothe closely follows the amicable departure of Jorge Morales earlier this month.

Mr. Lamothe has more than 38 years’ experience in the reinsurance industry, with particular expertise in the development and implementation of marketing programs throughout the United States. Most recently (from 2001-2019), he served as Senior Vice President for Swiss Reinsurance, where he was responsible for direct marketing to over 25 states. Mr. Lamothe’s career also includes senior level marketing positions at PXRE Reinsurance Company, General Re/National Reinsurance Corporation, AIG, and Liberty Mutual Insurance Company. His expertise in engaging independent agent channels and marketing specialty insurance programs will prove invaluable as Conifer continues to expand its commercial and personal lines businesses.

James Petcoff, Chairman and CEO, stated, “We are very pleased to welcome Tim to Conifer’s Board of Directors.  We expect to benefit enormously from his significant experience in the reinsurance industry and his counsel in general.”

Conifer’s Board of Directors also confirmed two committee appointments following its last meeting:  Isolde G. O’Hanlon will join Conifer’s Compensation Committee, and R. Jamison Williams, Jr. will be the third independent Director on the Board’s Audit Committee.

Mr. Petcoff added, “We would also like to thank Jorge Morales for his years of service on Conifer’s Board. We wish him the best in all his future endeavors.”

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its operating subsidiaries, Conifer offers customized coverage solutions tailored to the needs of our specialty niche insureds.  Across all 50 states, Conifer utilizes a variety of distribution channels, but largely markets through independent agents. Conifer is traded on the Nasdaq Global Market (Nasdaq: CNFR), and additional information is available on the Company’s website at www.CNFRH.com.